UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2025

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Blue Sky Dr., Suite 101 Burlington, MA		01803
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (617) 996-9058

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

Based on information provided by Marcum LLP (“Marcum”), the independent registered public accounting firm of Myomo, Inc. (the "Company"), CBIZ CPAs P.C. (“CBIZ CPAs”) acquired the attest business of Marcum, effective November 1, 2024.

On April 8, 2025, Marcum resigned as the Company’s independent registered public accounting firm, and with the approval of the Audit Committee of the Company’s Board of Directors (the "Board"), the Company engaged CBIZ CPAs as the Company’s independent registered public accounting firm, effective as of April 8, 2025. Marcum continued to serve as the Company’s independent registered public accounting firm through April 8, 2025, which services are now being provided by CBIZ CPAs.

Prior to engaging CBIZ CPAs, the Company did not consult with CBIZ CPAs regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Marcum’s reports on the Company’s financial statements for the fiscal years ended December 31, 2024 and 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through April 8, 2025, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in their reports on the Company’s financial statements for such years or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for a material weakness related to a lack of design and maintenance of effective information technology general controls due to certain privileged access rights, lack of formal processes for user provisioning, periodic user access review, change management for the financial reporting system and lack of formal reviews of key third party service provider SOC reports, all of which could allow for inappropriate financial transactions to be recorded that would not be detected by the Company's other manual controls, rendering them ineffective, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Company provided Marcum with a copy of this Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated April 9, 2025, is filed as Exhibit 16.1 (which is incorporated by reference herein) to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors.

On April 4, 2025, Ms. Amy Knapp, a member of the Board, the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board, informed the Company that she does not intend to stand for reelection at the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”). Ms. Knapp’s intention not to stand for reelection following the end of her current term was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on April 4, 2025, Mr. Yitzchak Jacobovitz, a member of the Board and the Nominating and Corporate Governance Committee of the Board, informed the Company that he does not intend to stand for reelection at the Annual Meeting. Mr. Jacobovitz’s intention not to stand for reelection following the end of his current term was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. It is intended that Mr. Jacobovitz will transition to the role of Board Observer following the expiration of his term as a director.

The Company thanks Ms. Knapp and Mr. Jacobovitz for their years of service as directors.

Item 7.01 Regulation FD Disclosures.

On April 10, 2025, the Company issued a press release announcing the upcoming changes to its Board. A copy of the Company’s press release relating to this announcement is attached as Exhibit 99.1 to this current report on Form 8-K (the “Report”).

The information contained in Item 7.01 of this Report and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.

(d) Exhibits

Exhibit No.	Description
16.1	Letter from Marcum LLP, dated April 9, 2025.
99.1	Press release from Myomo, Inc. dated April 10, 2025, furnished herewith.
104	The cover page from the Company’s Form 8-K dated April 10, 2025, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOMO, INC.

Date:	April 10, 2025	By:	/s/ David A. Henry
David A. Henry Chief Financial Officer